Exhibit 99.1

GSR IV Acquisition Corp. Announces the Separate Trading of its Shares

of Class A Ordinary Shares and Commencing October 20, 2025

New York, NY, Oct. 17, 2025 (GLOBE NEWSWIRE) -- GSR IV Acquisition Corp. (“GSRF” or the “Company”) announced today that, commencing October 20, 2025, holders of the units sold in the Company’s initial public offering of 23,000,000 units, which included 3,000,000 units issued upon the full exercise of the underwriter’s over-allotment option (“Units”), may elect to separately trade the Company’s Class A Ordinary Shares (“Class A Ordinary Shares”) and Rights (Rights”) included in the Units. Each Unit consists of one Class A Ordinary Share and one-seventh (1/7th) of one Right, with each whole right entitling the holder thereof to receive one Class A Ordinary Share upon the consummation of an initial business combination. No fractional rights will be issued upon separation of the units and only whole rights will trade. The Class A Ordinary Shares and Rights that are separated will trade on Nasdaq Global Market (“Nasdaq”) under the symbols “GSRF” and “GSRFR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “GSRFU.” Holders of units will need to have their brokers contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into Class A Ordinary Shares and Rights.

GSRF is a newly incorporated, blank check company formed in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to identify companies with compelling public-market narratives, high visibility of growth prospects, and attractive cash flow dynamics now or in the near future, where a public listing, financing from an initial business combination and access to public capital markets will enable the target to build on its competitive advantages and allow the target company to further accelerate its growth profile.

A registration statement related to these securities has been filed on Form S-1 with the Securities and Exchange Commission and became effective on September 2, 2025 (File No. 333-289061). The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, or by calling 212-487-1080 or emailing Syndicate@kingswoodUS.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Company contact:

Anantha Ramamurti
President & CFO
anantha@gsrspac.com